UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


          Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report (Date of Earliest Event Reported):                August 18, 2003


                              NEMATRON CORPORATION
             (Exact name of registrant as specified in its charter)


    Michigan                       0-21142                       38-2483796
 State or other              (Commission File Number)         (I.R.S. Employer
  jurisdiction                                               Identification No.)
of incorporation)


                 5840 Interface Drive, Ann Arbor, Michigan 48103
               (Address of principal executive offices) (Zip Code)

                                 (734) 214-2000
                         (Registrant's telephone number)





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Item 5 - Other Events

On August 18, 2003, Nematron Corporation issued the following press release.


                    Nematron Reports Second Quarter 2003 Results
                    --------------------------------------------

Ann Arbor, MI, August 18, 2003 -- Nematron Corporation (Amex: NMN), a leading producer of PC-based industrial control solutions, reported today its operating results for the three- and six-month periods ended June 30, 2003. Net losses totaled $671,000 and $1,471,000 for its three- and six-month periods ended June 30, 2003, respectively, compared to losses of $961,000 and $1,154,000 for the year earlier periods. Losses per share were $0.04 and $0.09 for the current periods, compared to $0.06 and $0.07 in the year earlier periods.
         Operating results for each period include non-cash charges for depreciation, amortization and non-cash interest expense relating to the issuance to lenders of warrants to purchase common stock with a below market exercise price at the date of issuance. Non-cash charges totaled $184,000 and $336,000, respectively, for the current three- and six-month periods compared to $390,000 and $634,000, respectively, for the year earlier periods.
         Revenues decreased to $3,089,000 and $6,422,000 for the current three- and six-month periods, respectively, compared to $3,617,000 and $8,136,000 for the year earlier periods. These decreases resulted primarily from the effects of customers' capital spending reductions affecting most areas of the business except sales of bundled systems in each period. Additionally, in the six-month period ended June 30, 2002, revenue of $698,000 related to a nonrecurring program for software and services that were not continued beyond that time, and absent such nonrecurring 2002 revenue, the revenue decrease in the six-month period would have been 14.0% versus 21.1% on an historical basis.
         Gross profit margin increased to 24.4% and decreased to 21.8% in the current three- and six-month periods, respectively, compared to 21.6% and 27.3%, respectively, in the year earlier periods. The increase in the current three-month period results primarily from lower material costs, lower capitalized software development cost amortization and other cost controls, while the decrease in gross margin in the current six-month period results primarily from the absence of non-recurring programs in the current period as discussed above.


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         Operating expenses decreased by $262,000 (18.4%) and $493,000 (17.0%)
for the three- and six-month periods ended June 30, 2003, respectively, compared to the year earlier periods, resulting from the positive effects of cost reduction initiatives implemented over the last year.
         Interest expense decreased by $64,000 and $21,000 in the current three- and six-month periods, respectively, compared to the year earlier periods resulting primarily from lower non-cash interest charges for the interest effect of beneficial conversion features of subordinated debt and warrants issued during the periods.
         "The markets for industrial control products remain soft", said Matt Galvez, President and CEO. "To counteract the effects of such soft demand, we have continued to develop and introduce low-cost replacement products and easy to use software based products that allow us to attract a wider range of customers. These new offerings will allow us to supply our channel with high-feature products that are not as sensitive to customers' capital spending restraints and help us improve our revenue levels through the remainder of the year. In the meantime, we continue to reduce costs, as evidenced by the significant reductions reported in the first half of the year. We remain committed to product development work that will expand and optimize our product offering. Having more products available to our channel will, I believe, result in revenue growth as the economy improves and improve the Company's ability to return to profitability."
         The discussion in this news release includes forward-looking statements based on current management expectations. Factors that could cause future results to differ from these expectations include: a change in general economic conditions, competitive factors (such as the introduction or enhancements of competitive products and pricing pressures), reductions in product demand, changes in customer requirements, component price increases, product introduction delays, latent deficiencies in new products, and additional factors described in the Company's reports filed with the SEC.
         Nematron has been setting the standard in PC-based control and Operator Interface since the birth of the industry. Nematron introduced the first industrial control computers, the first Windows NT/2000 based real-time control software and holds numerous patents on advanced control and information system components. Nematron has been setting the standard in PC-based control solutions since 1983. Nematron is the only company that designs, manufactures and services complete and proven Control and Information Stations for today's factory automation needs, and has significant applications and reference in nearly every manufacturing industry. For additional information, visit our web site http://www.nematron.com.

                                 more

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Operations Data:
 (Dollars in thousands)

                            Three Months Ended June 30,             Six Months Ended June 30,
                            ---------------------------          ------------------------------
                            2003      2002    % Change           2003        2002      % Change
                            ----      ----    --------           ----        ----      --------
Net revenues                $3,089    $3,617   (14.6)%          $6,422      $8,136     (21.1)%
Cost of revenues             2,335     2,836   (17.6)            5,019       5,916     (15.2)
                             -----     -----                   -------      ------
Gross profit                   754       781    (3.6)            1,403       2,220     (36.8)

         Gross margin        24.4%      21.6%    2.8              21.8%       27.3%     (5.4)

Operating expenses           1,161     1,422   (18.4)            2,409       2,901     (17.0)
                             -----     -----                   -------     -------

Operating loss                (407)     (641)  (36.5)           (1,006)       (681)    (47.6)
Interest expense              (271)     (334)  (19.2)             (476)       (498)     (4.4)
Other income (expense), net      6        14   (56.5)               11          25     (56.6)
                             -----     -----                   -------     -------
Loss before income taxes      (671)     (961)  (30.2)           (1,471)     (1,154)    (27.4)
Income taxes                    -0-       -0-                       -0-         -0-
                             -----     -----                   -------     -------
Net loss                     $(671)    $(961)  (30.2)          $(1,471)    $(1,154)    (27.4)
                             =====     =====                   =======     =======


Loss per share:
  Basic and diluted         $(0.04)    $(0.06)                 $(0.09)      $(0.07)
                            ======     ======                  ======       ======
Weighted average shares
  outstanding:
  Basic and diluted         15,744    15,744                   15,744       15,744
                            ======    ======                   ======       ======

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